DONEGAL GROUP INC. ANNOUNCES THIRD QUARTER EARNINGS
Jeffrey D. Miller
Senior Vice President & Chief Financial Officer
Phone (717) 426-1931
Fax     (717) 426-7009
For Immediate Release
     MARIETTA, Pennsylvania, October 21, 2005 — Donegal Group Inc. (Nasdaq: DGICA and DGICB) today reported that its net income for the third quarter ended September 30, 2005 increased 66.1% to $9,777,157, or $.52 per share on a diluted basis, compared to $5,886,886, or $.32 per share on a diluted basis, for the third quarter of 2004.
     The Company’s third quarter earnings continued to reflect solid revenue growth and excellent underwriting results. As previously announced, the Company incurred relatively few claims totaling approximately $250,000 as a result of Hurricanes Katrina and Rita. Revenues for the third quarter of 2005 were $80,566,455, an increase of 9.4% over a year earlier, while premiums earned expanded to $74,584,045, a 9.7% increase over the third quarter of 2004. Investment income rose 13.2% to $4,548,837 for the third quarter of 2005, compared to $4,017,915 for the third quarter of 2004.
     The Company’s combined ratio improved to a record quarterly low 88.5% for the third quarter of 2005, compared to 95.0% for the third quarter of 2004. The Company’s loss ratio for the third quarter of 2005 was 55.1%, which compared favorably to the loss ratio of 62.2% posted for the third quarter of 2004. Net losses incurred in the third quarter of 2004 included approximately $3.2 million in property claims from a series of severe weather events that added 4.6 percentage points to the loss ratio in that quarter. The Company’s expense ratio increased slightly to 32.6% for the third quarter of 2005, compared to 32.2% for the third quarter of 2004, and continued to reflect higher levels of incentive compensation resulting from the excellent underwriting results.
     Net income for the nine months ended September 30, 2005 increased 43.0% to $27,097,520, or $1.46 per share on a diluted basis, compared to $18,943,709, or $1.04 per share on a diluted basis, before extraordinary item for the nine months ended September 30, 2004. Net income in the first nine months of 2004 was $24,389,379, or $1.34 per share on a diluted basis, which included an extraordinary gain of $5,445,670, or $.30 per share on a diluted basis, recorded in the first quarter of 2004 related to an acquisition.
     “The continuation of our strong underwriting results is directly related to the combination of our disciplined underwriting philosophy and the ongoing implementation of our organic and acquisition growth strategies. We are pleased that our management of our hurricane catastrophe exposures helped us to avoid significant claims from the unprecedented storms in recent months,” stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.
     The Company’s combined ratio for the first nine months of 2005 was 89.5%, compared to a combined ratio of 93.2% for the comparable period in 2004. The Company’s loss ratio for the first nine months of 2005 improved to 55.7%, compared to 62.5% for the first nine months of 2004.
     The excellent operating results through the first nine months of 2005 contributed to an increase in the Company’s book value to $14.72 per common share as of September 30, 2005, compared to $13.53 per common share at December 31, 2004.
     All 2004 per share information has been restated to reflect a 4-for-3 stock split in the form of a 33 1/3% stock dividend effected on March 28, 2005.
     The Company also announced that yesterday its Board of Directors declared a regular quarterly cash dividend payable on November 15, 2005 of $.10 per share of Class A Common Stock and $.085 per share of Class B Common Stock to stockholders of record as of the close of business on November 1, 2005.
     The Company previously announced that certain members of the Donegal Insurance Group have entered into an Acquisition Rights Agreement (the “Agreement”) with The Shelby Insurance Company and Shelby Casualty Insurance Company (together “Shelby”), part of Vesta Insurance Group, Inc. The Agreement grants those members the right, at their discretion and subject to their traditional underwriting and agency appointment standards, to offer renewal or replacement policies to the holders of Shelby’s personal lines policies in Pennsylvania, Tennessee and Alabama, pursuant to Shelby’s plans of withdrawal from those three states. As part of the Agreement, the Donegal Insurance Group will pay specified amounts to Shelby based on the direct gross premiums written by the Donegal Insurance Group on the renewal and replacement policies it issues. Renewal and replacement policies will be offered for policies issued on or after January 1, 2006. Thus, the Agreement will have no impact on the Company’s 2005 operating results.
     The Company will hold a conference call on Friday, October 21, 2005, beginning at 11:00 A. M. Eastern Time. You may participate in the conference call by calling 1-800-510-0178 (Passcode 92709965). An instant replay of the conference call will be available until October 28, 2005, by calling 1-888-286-8010 (Passcode 59103119).
     Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in six Mid-Atlantic states (Connecticut, Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina,

South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).
     All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and necessarily involve a number of risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company’s reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
(Tables Follow)

	Three Months Ended September 30
	2005	2004*

Net premiums earned	$74,584,045	$67,958,382
Investment income, net of investment expenses	4,548,837	4,017,915
Net realized investment gains	124,896	448,367
Total revenues	80,566,455	73,613,653

Net income	$9,777,157	$5,886,886

Net income per common share:
Basic	$0.54	$0.33
Diluted	$0.52	$0.32

	Nine Months Ended September 30
	2005	2004*

Net premiums earned	$219,784,658	$196,156,262
Investment income, net of investment expenses	13,312,933	11,640,506
Net realized investment gains	1,235,248	1,092,365
Total revenues	238,137,593	212,307,736

Net income before extraordinary item	$27,097,520	$18,943,709
Net income after extraordinary item	$27,097,520	$24,389,379

Net income per common share before extraordinary item:
Basic	$1.51	$1.09
Diluted	$1.46	$1.04

Net income per common share after extraordinary item:
Basic	$1.51	$1.40
Diluted	$1.46	$1.34

* Per share information restated for 4-for-3 stock split

Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30
	2005	2004*

Net premiums earned	$74,584	$67,959
Investment income, net of investment expenses	4,549	4,018
Net realized investment gains	125	448
Lease income	242	224
Installment payment fees	1,066	965

Total revenues	80,566	73,614

Net losses and loss expenses	41,072	42,286
Amortization of deferred policy acquisition costs	12,069	9,961
Other underwriting expenses	12,270	11,941
Other expenses	290	382
Policyholder dividends	572	404
Interest	588	417

Total expenses	66,861	65,391

Income before income tax expense	13,705	8,223
Income tax expense	3,928	2,336

Net income	$9,777	$5,887

Net income per common share:
Basic	$0.54	$0.33

Diluted	$0.52	$0.32

Supplementary Financial Analysts’ Data

Weighted average number of shares outstanding:
Basic	17,993,174	17,640,012

Diluted	18,672,331	18,206,375

Net written premiums	$77,565	$71,079

Book value per common share	$14.72	$13.34

* Per share information restated for 4-for-3 stock split

Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30
	2005	2004*

Net premiums earned	$219,785	$196,156
Investment income, net of investment expenses	13,313	11,641
Net realized investment gains	1,235	1,092
Lease income	708	663
Installment payment fees	3,097	2,756

Total revenues	238,138	212,308

Net losses and loss expenses	122,417	122,618
Amortization of deferred policy acquisition costs	35,291	28,248
Other underwriting expenses	37,915	31,098
Other expenses	1,179	1,463
Policyholder dividends	1,181	866
Interest	1,630	1,114

Total expenses	199,613	185,407

Income before income tax expense	38,525	26,901
Income tax expense	11,427	7,957

Net income before extraordinary item	27,098	18,944
Extraordinary item	—	5,445

Net income	$27,098	$24,389

Net income per common share before extraordinary item:
Basic	$1.51	$1.09

Diluted	$1.46	$1.04

Net income per common share after extraordinary item:
Basic	$1.51	$1.40

Diluted	$1.46	$1.34

* Per share information restated for 4-for-3 stock split

Supplementary Financial Analysts’ Data

	Nine Months Ended September 30
	2005	2004*

Weighted average number of shares outstanding:
Basic	17,971,806	17,448,265

Diluted	18,560,997	18,127,131

Net written premiums	$232,372	$213,270

Book value per common share	$14.72	$13.34

* Per share information restated for 4-for-3 stock split
Consolidated Balance Sheets
(unaudited; in thousands)

	September 30,	December 31,
	2005	2004

ASSETS:
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$182,017	$182,574
Available for sale, at fair value	287,890	226,757
Equity securities, at fair value	36,960	33,505
Investments in affiliates	8,565	8,865
Short-term investments, at cost, which approximates fair value	15,629	47,368

Total investments	531,061	499,069
Cash	3,023	7,350
Premiums receivable	48,761	44,267
Reinsurance receivable	94,667	98,479
Accrued investment income	5,052	4,961
Deferred policy acquisition costs	24,258	22,258
Prepaid reinsurance premiums	42,239	35,907
Property and equipment, net	5,443	5,509
Deferred tax asset, net	12,736	10,922
Due from affiliate	1,928	—
Other assets	3,737	6,693

Total assets	$772,905	$735,415

Consolidated Balance Sheets (continued)
(unaudited; in thousands)

	September 30,	December 31,
	2005	2004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss expenses	$263,277	$267,190
Unearned premiums	193,378	174,458
Accrued expenses	13,896	13,414
Subordinated debentures	30,929	30,929
Due to affiliate	—	241
Other liabilities	6,369	6,479

Total liabilities	507,849	492,711

Stockholders’ equity:
Preferred stock	—	—
Class A common stock	139	139
Class B common stock	42	42
Additional paid-in capital	135,432	131,980
Accumulated other comprehensive income	2,447	4,750
Retained earnings	127,888	106,685
Treasury stock, at cost	(892)	(892)

Total stockholders’ equity	265,056	242,704

Total liabilities and stockholders’ equity	$772,905	$735,415